Exhibit 10

Member Control and Operating Agreement

of

 IRET-BD, LLC

             This Member Control and Operating Agreement of IRET-BD, LLC (the "Agreement"), a limited liability company organized in accordance with the Minnesota Limited Liability Company Act, is entered into and shall be effective as of the Effective Date, by and among the Company and the persons executing this Agreement as Members.

ARTICLE I

FORMATION

             1.         Organization. The Members hereby organize the Company as a limited liability company pursuant to the provisions of the Act. The Managing Member shall cause Articles to be executed and filed in the office of the Secretary of State. After at least ten (10) days written notice to the other Members, the Managing Member shall cause certificates of amendment to the Articles and any other documents to be executed and filed with the Secretary of State whenever required by the Act or this Agreement or for qualification to do business in the State.

            2.         Agreement, Effect of Inconsistencies with Act. For and in consideration of the covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members executing this Agreement hereby agree to the terms and conditions of this Agreement, as it may from time to time be amended according to its terms. It is the express intention of the Members that this Agreement shall be the sole source of agreement of the parties, except as to (i) other instruments which may be specifically referred to herein, and (ii) provisions of this Agreement whereby federal income tax rules are incorporated by reference to sections of the Code or Regulations.  This Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule, except as to matters expressly prohibited or made ineffective by the Act.  To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under the Act. If the Act is subsequently amended or interpreted in such a way to make valid any provision of this Agreement that was formerly invalid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. The Members hereby agree that each Member shall be entitled to rely on the provisions of this Agreement, and no Member shall be liable to the Company or to any Member for any action or refusal to act taken in good faith in reliance on the terms of this Agreement. The Members and the Company hereby agree that the duties and obligations imposed on the Members of the Company as such shall be those set forth in this Agreement, which is intended to govern the relationship among the Company, the Manager and the Members, notwithstanding any provision of the Act or common law to the contrary.

            3.         Name. The name of the Company shall be IRET-BD, LLC, and all business of the Company shall be conducted under that name.

            4.         Effective Date. This Agreement shall become effective upon the execution of the Agreement by the last party to be charged herein.

            5.         Term. The Company shall have perpetual duration unless it is dissolved in accordance with the terms of this Agreement and the Act.

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            6.         Registered Agent and Office. The registered agent for the service of process and the registered office shall be that Person and location reflected in the Articles as filed in the office of the Secretary of State. The Manager may change the registered office or agent for service of process for the Company from time to time as permitted under the Act. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Manager shall promptly designate a replacement registered agent or file a notice of change of address as the case may be. If the Manager shall fail to designate a replacement registered agent or change of address of the registered office, any Member may designate a replacement registered agent or file a notice of change of address.

            7.         Principal Office The Principal Office of the Company shall be located at:

c/o IRET Properties
12 South Main Street Suite 100
PO Box 1988
Minot, North Dakota 58702-1988

ARTICLE II

DEFINITIONS

            For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

            1.      Act The Minnesota Limited Liability Company Act as found at Chapter 322 B of Minn. Stat. as may be amended from time to time.

            2.      Additional Member A Member other than an Initial Member or a Substitute Member who has acquired a Membership Interest from the Company.

            3.      Adjusted Capital Account Balance means with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:(i) Increase such balance by any amounts which such Member is obligated to restore (pursuant to the terms of such Member’s promissory note, if any, to the Company or otherwise) or is deemed to be obligated to restore pursuant to the penultimate (second to last) sentence of Treasury Regulations 1.704-2(g)(1) and 1.704-2(i)(5) (i.e., minimum gain); and (ii)Decrease such balance by such Member’s share of the items described in Treasury Regulation 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulation 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

            4.      Admission Agreement The Agreement, if any, entered into between an Additional Member and the Company.

            5.      Affiliate – An Affiliate of a Person shall be any Organization which controls, is controlled by or is under common control with such Person.

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            6.      Agreement This Operating Agreement including all amendments adopted in accordance with this Agreement and the Act.

            7.      Articles The Articles of Organization of the Company as properly adopted and amended from time to time by the Members and filed with the Secretary of State of Minnesota.

            8.      Assignee A Person to whom a Membership Interest has been transferred who has not been admitted as a Substituted Member.

            9.      Bankrupt Member A Member who: (i) has become the subject of an Order for Relief under the United States Bankruptcy Code, or (ii) has initiated, either in an original Proceeding or by way of answer in any state insolvency or receivership proceeding, an action for liquidation arrangement, composition, readjustment, dissolution, or similar relief.

            10.          Book Value The Book Value of the Property shall be those values as agreed upon by all the Members of the Company, but excluding Delinquent and Dissociated Members. Failing agreement of the Members, the Book Value of the Property shall be determined by generally accepted accounting principles. Notwithstanding the aforesaid, the initial Book Value of the Brenwood Office Property shall be $13,900,000.00 and the Dixon Avenue Property $11,800.000.00.

            11.          Business Day – Any day other than Saturday, Sunday or any legal holiday observed in the State.

            12.          Capital Account The account maintained for a Member or Assignee determined in accordance with Article VIII and IX.

            13.          Capital Contribution A Contribution that is made to a Capital Account.

            14.              Cash Allocation Account- means the account that shall be maintained for each member for purposes of determining all cash distributions due to each member from the Company as provided in Article IX.  The Cash Allocation Account for each member shall consist of the initial capital contribution made by each member net of liabilities. It is agreed such contribution shall initially be $1,546,765.00 for IRET and $1,486,108.00 for Hoyt as of the Effective Date, increased by the allocations to each member provided for by Article IX Sections 1(a)(i),(ii) and (iii) and further increased by any Additional Contributions pursuant to Article VIII and decreased by all cash distributions to Members made under Article IX Sections 2(a) (iii),(iv),(v),(vi), and (vii) and under Article IX Sections 2(b)(iii),(iv)(v),(vi), and (vii). The Cash Allocation Account shall be adjusted monthly.

            15.  Code The Internal Revenue Code of 1986 as amended from time to time.

            16.  Company – IRET-BD, LLC, a limited liability company formed under the laws of the State of Minnesota, and any successor limited liability company.

            17.  Company Liability Any enforceable debt or obligation for which the Company is liable or which is secured by any Company Property.

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            18.  Company Minimum Gain Company minimum gain means that amount determined to be partnership minimum gain pursuant to Regulation Section 1.7042(d) (or any corresponding provision of any successor Regulation thereto) and shall also include minimum gain attributable to Member Nonrecourse Liability.

            19.  Company Nonrecourse Liability A Company Liability to the extent that no Member or Related Person bears the economic risk of loss (as defined in Section 1.7522 of the Regulations) with respect to the liability.

            20.  Company Property Any Property owned by the Company.

            21.  Contributing Members Members making Capital Contributions as a result of the failure of a Delinquent Member to perform a Commitment as described in Article VIII.

            22.  Contribution Any contribution of Property made by or on behalf of a new or existing Member or Assignee as consideration for a Membership Interest.

            23.  Default Interest Rate The sum of the higher of 13% or the current Prime Rate plus four percent (4%).

            24.  Delinquent Member A Member or Assignee who has failed to meet the Commitment of that Member or Assignee.

            25.  Distribution A transfer of Property to a Member or Assignee on account of a Membership Interest as described in Article IX.

            26.  Disposition (Dispose) Any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance (including dispositions by operation of law).

            27.  Dissociation Any action which causes a Person to cease to be Member as described in Article XII hereof.

            28.  Dissociated Member A Person who has ceased to be a Member as a result of Dissociation in Article XII hereof.

            29.  Initial Contribution The Contribution agreed to be made by the Initial Members as described in Articles V and VIII.

            30.  Initial Members Those persons identified in Article V who have executed this Agreement.

            31. Initial Fair Market Value – Shall be $13,900,000.00 for the four Brenwood Office buildings and $11,800,000.00 for the Dixon Avenue property. In the event any additional property real or personal, whether by way of improvements, additions or otherwise, is acquired by the Company, the actual cost for such property shall be added to the Initial Fair Market Value.

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            32.  Liquidating Distribution A Distribution made as consideration for a Membership Interest.

            33.  Major Capital Event means (i) the sale of the Property or Company, excluding dispositions of personal property and equipment in the ordinary course of business, and/or (ii) the refinancing of the Property, except the new loan as part of the acquisition of the Dixon Property or any loan from a Member.

            34.  Major Capital Event Gains or Losses means the net gains or losses (as the case may be) of the Company for federal income tax purposes in connection with a Major Capital Event, taking into account transaction costs and similar items.

            35.  Majority of the Members Those Members having Sharing Ratios in excess of fifty- percent (50%) of the Sharing Ratios of all the Members entitled to vote on, consent to, or approve a particular matter.  Assignees shall not be considered Members entitled to vote for the purpose of determining a Majority. In the case of a Member who has Disposed of that Member's entire Membership Interest to an Assignee, but has not ceased to be a Member as provided below, the Sharing Ratio of such Assignee shall be considered in determining a Majority of the Members and such Member's vote or consent shall be determined by such Sharing Ratio.

            36.  Majority of the Remaining Members Remaining Members having Sharing Ratios equal to more than fifty percent (50%) of the Sharing Ratios of all the Remaining Members entitled to vote on, consent to, or approve a particular matter. Assignees shall not be considered Members entitled to vote for the purpose of determining a Majority of Remaining Members. A Member who has Disposed of that Member's entire Membership Interest to an Assignee, but has not ceased to be a Member as provided below, shall be considered a Member for the purpose of determining a Majority of Remaining Members.

            37.  Management Right The right, if any, of a Member to participate in the management of the Company, including the rights to information and to consent to or approve actions of the Company.

            38.  Manager – Timothy P. Mihalick, or his successor as selected by the Managing Member, who shall be both Chief Manager and Treasurer.

            39.  Managing Member – IRET Properties, a North Dakota Limited Partnership or its Permitted Transferee.

            40.  Member An Initial Member, Substituted Member or Additional Member.

            41.  Member Minimum Gain An amount determined by first computing for each Member its Nonrecourse Liability and any gain the Company would realize if it disposed of the Company Property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. The amount of Member Minimum Gain includes the minimum gain arising from a conversion, refinancing, or other change to a debt instrument, only to the extent a Member is allocated a share of that minimum gain. For any Taxable Year, the net increase or decrease in Member Minimum Gain is determined by comparing the Member Minimum Gain on the last day of the immediately preceding Taxable Year with the Minimum Gain on the last

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day of the current Taxable Year. Notwithstanding any provision to the contrary contained herein, Member Minimum Gain and increases and decreases in Member Minimum Gain are intended to be computed in accordance with Section 704 of the Code and the Regulations issued there under, as the same may be issued and interpreted from time to time.

            42.  Member Nonrecourse Liability Any Company Liability to the extent the liability is nonrecourse under state law, and on which a Member or Related Person bears the economic risk of loss under Section 1.7522 of the Regulations because, for example, the Member or Related Person is the creditor or a guarantor.

            43.  Member Nonrecourse Debt means the “member nonrecourse debt” of a Member as defined in Treasury Regulation Section 1.704-2(b)(4).

            44.  Member Nonrecourse Deductions means any and all items of loss, deduction or expenditure (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulations Section 1.704-2(i)(2), are attributable to a Member Nonrecourse Debt.

            45.  Membership Interest The rights of a Member or, in the case of an Assignee, the rights of the assigning Member, in Distributions (liquidating or otherwise) and allocations of the profits, losses, gains, deductions, and credits of the Company.

            46.  Money Cash or other legal tender of the United States, or any obligation that is immediately reducible to legal tender without delay or discount. Money shall be considered to have a fair market value equal to its face amount.

            47.  Net Capital Proceeds means the net cash proceeds realized by the Company in connection with a Major Capital Event (including interest paid on account of any promissory notes or other contractual obligations received by the Company in consideration for a sale of all or a portion of the Project) that are not reinvested in the Project or otherwise retained by the Company in the sole discretion of the Managing member for the continuation of its business and/or the payment of its debts and liabilities.

            48.  Net Profits and Net Losses Net Profits and Net Losses means, for each taxable year or other period, an amount equal to the Company's taxable income or loss for such year or other period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

                       48.1     Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits and Net Losses pursuant to the definition herein shall be added to such taxable income or loss;

                       48.2     Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as such pursuant to Regulations Section 1.7041(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to the definition herein, shall be subtracted from such taxable income or loss;

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                       48.3     In the event the value of any Company Property is adjusted for purposes of computing Capital Accounts, as would occur upon a Revaluation, the amount of such adjustment shall be taken into account as a gain or a loss from the disposition of such Property;

                       48.4     In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation for such fiscal year or other period by reference to the Book Value of such Property if there shall have occurred a Revaluation or other Company adjustment affecting the Book Value of Company Property;

                       48.5     Gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Book Value of the Property disposed of, as adjusted for book depreciation, amortization and any other similar adjustment, as reflected in the Capital Accounts of the Members, notwithstanding that the adjusted tax basis of such property differs from value as reflected in the Capital Accounts of the Members.

            49.  Nonrecourse Liabilities Nonrecourse liabilities include Company Nonrecourse Liabilities and Member Nonrecourse Liabilities.

            50.  Notice Any notice or communication required or permitted hereunder which shall be deemed effective upon receipt and which may be given in writing, sent by (i) personal delivery; (ii) expedited delivery service with proof of delivery; (iii) registered or certified United States Mail, postage prepaid; or (iv) facsimile or telecopy, provided that such facsimile or telecopy is confirmed by expedited delivery services or by mail in the manner previously described.

            51.  Organization A Person other than a natural person. Organization includes, without limitation, corporations (both nonprofit and other corporations), partnerships (both limited and general), joint ventures, limited liability companies, and unincorporated associations, but the term does not include joint tenancies and tenancies by the entirety.

            52.  Organization Expenses Those expenses incurred in the organization of the Company including the costs of preparation of this Agreement and Articles.

            53.  Permitted Transferee An Affiliate of a Member, another Member or a Substitute Member.

            54.  Person An individual, trust, estate, or any incorporated or unincorporated organization permitted to be a member of a limited liability company under the laws of the State.

            55.  Prime Rate The base rate on corporate loans published by the Wall Street Journal as being the prevailing base rate of the nation’s largest banks.

            56.  Proceeding Any judicial or administrative trial, hearing or other activity, civil criminal or investigative, the result of which may be that a court, arbitrator, or governmental agency may enter a judgment, order, decree, or other determination which, if not appealed and reversed, would be binding upon the Company, a Member or other Person subject to the jurisdiction of such court, arbitrator, or governmental agency.

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            57.  Property – The Real Property and any other tangible property, real or personal, including Money and any legal or equitable interest in such property.

            58.  Property Manager- Hoyt Properties, Inc or such other company or individual licensed under Situs State law to manage and lease real estate, hired by the Managing Member for and on behalf of the Company to manage any of the Company's Real Property. It is agreed that Hoyt Properties, Inc. may retain a submanager for the Dixon Avenue property. Initially, Hoyt shall not charge a fee for the supervision of the submanager at Dixon until such time as a majority of the Dixon leases are amended to add management expenses as a tenant reimbursable cost.

            59.  Regulations Except where the context indicates otherwise, the permanent, temporary, proposed, or proposed and temporary regulations of Department of the Treasury under the Code as such regulations may be lawfully changed from time to time.

            60.  Related Person A person having a relationship to a Member that is described in Section 1.7524(b) of the Regulations.

            61.  Remaining Members In the event of the Dissociation of a Member, all of the Members at the time of such Dissociation other than the Member who is being or has been  Dissociated. In the event of a Member who has any potential conflict of interest or transaction with the Company, the Members not having the potential conflict of interest or participating in the transaction.

            62.  Resignation or Resign The act of the Managing Member by which such Managing Member ceases to be the Managing Member.

            63.  Revaluation The adjustment to the Book Value of the Property as provided in Section VIII.7 of this Agreement.

            64.  Revaluation Date The date on which a Revaluation Event occurs.

            65.  Revaluation Event (1) a Contribution (other than a de minimis amount), (2) a Liquidating Distribution (other than a de minimis amount), or (3) a Liquidation of the Company.

            66.  Secretary of State The Secretary of State of the State of Minnesota.

            67.  Sharing Ratio The ratio derived, from time to time, as reflected by a fraction wherein the numerator is the Member's aggregate Initial Contributions and other Contributions to the Company made pursuant to Articles V and VIII ( including, without limitation, any adjustments to such amounts that are made pursuant to Section 3 of Article VIII) and the denominator of which is the total of all Contributions made to the Company. For purposes of determining the Sharing Ratios, all Contributions of Property shall be valued net of liens.

            68.  Situs State The State where the Property is located.

            69.  State The State of Minnesota.

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            70.  Substitute Member An Assignee who has been admitted to all of the rights of membership pursuant to this Agreement.

            71.  Taxable Year The taxable year of the Company as determined pursuant to Section 706 of the Code.

            72.  Taxing Jurisdiction Any state, local, or foreign government that collects tax, interest or penalties, however designated, on any Member's share of the income or gain attributable to the Company.

ARTICLE III

NATURE OF BUSINESS

            The Company may engage in any lawful activity pertaining to the acquisition, leasing, operation and disposition of the five (5) office buildings legally described on Exhibit “A” attached hereto and known as follows (the “Real Property”):

Brenwood I
Brenwood II
Brenwood III
Brenwood IV
Dixon Avenue 4121, 4141 and 4161

The Company shall have the authority to do all things necessary or convenient to accomplish its purpose and operate its business as described in this Article III. The authority granted to the Members hereunder to bind the Company shall be limited to actions necessary or convenient to this business.

ARTICLE IV

ACCOUNTING AND RECORDS

            1.         Company Accounting Practices. The books and records of the Company shall be kept in accordance with generally accepted accounting principles, unless otherwise required under the Code. The accountants for the Company shall be Brady, Martz & Associates PC.

                        1.1       Maintenance of Records and Accounts. The Company shall maintain at all times true and correct books, records, reports and accounts in which shall be entered fully and accurately all transactions of the Company.

                        1.2       Required Records. The Company shall maintain at its Principal Office in Minnesota and/or at the office of the Property Manager all of the following:

                           (a)        A current and a past list of the full name and last known mailing address of each Member and each Assignee, set forth in alphabetical order, together

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with the Capital Contributions and the Sharing Ratio for the allocation of Net Profits and Net Losses of each such Member and Assignee.

                           (b)        A copy of the Articles and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment thereto has been executed.

                           (c)        Copies of the Company’s federal, state and local income tax or information returns and reports, if any, for the seven (7) most recent Taxable Years.

                           (d)        Copies of this Agreement and all amendments hereto, and any powers of attorney related to this Agreement.

                           (e)        Financial statements of the Company for the seven (7) most recent fiscal years.

                           (f)        The Company’s books and records for at least the current and past four (4) fiscal years, including all records, invoices, rent rolls, receipt books and other documents relating to each Real Property which are in its actual possession.

                           (g)        Such additional records, if any, required to be maintained, from time to time, by the Act.

                        1.3       Delivery of Records to Members and Assignees. Upon the request of a Member, the Company shall promptly deliver to such Member, at the expense of the Company, a copy of the information required to be maintained under this Article IV.  Upon the request of any Assignee of a Membership Interest, the Company shall promptly deliver to such Assignee, at the expense of the Company, a copy of the information required to be maintained under Article IV section 1.2(a), (b), and (d).

                        1.4       Access to Records by Members Each Member and its duly authorized representative, attorney or attorney in fact or any of them, shall have the right to inspect and copy, during normal business hours, any and all Company records and/or documents relating to the Property.

            2.         Banking. The Company shall open and thereafter maintain one or more separate bank accounts in the name of the Company with a reputable bank or other financial institution in Minneapolis/St. Paul, Minnesota, and in which there shall be deposited funds of the Company.  No other funds shall be deposited in said accounts.  The funds in said accounts shall be used solely for the business of the Company, and all withdrawals therefrom are to be made only by the Managing Member or such other Person or Persons as the Managing Member may from time to time designate.  The provisions of this Section 6.6 shall be subject to any contrary provisions in the documents to be executed as part of any mortgage loan financing of the Company providing for the payment of any revenues of the Company into a lock-box or other similar cash management arrangement.

            3.         Reports to Members. All financial reports that are provided to the Company’s lenders shall be provided to the Members, as and when such reports are provided to the

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Company’s lenders. The Managing Member shall be responsible for the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s accountants.  Within sixty (60) days after the end of each fiscal year and within thirty (30) days after the end of each fiscal month, the Members shall be furnished with a copy of the balance sheet of the Company as of the last day of the applicable period, and a statement of income or loss for the Company for such period.

            4.         Fiscal Year. The annual accounting period of the Company for both financial and tax accounting purposes shall be the twelve (12) month period ending April 30.

ARTICLE V

NAMES AND ADDRESSES OF MEMBERS AND MANAGING MEMBER

            The names and addresses of the Initial Members and the Managing Member (with their contributions and value) are as follows:

NAME	ADDRESS	STATUS	INITIAL CONTRIBUTION
IRET Properties, a North Dakota Limited Partnership	12 South Main Street Suite 100 PO Box 1988 Minot, ND 58702-1988	Managing Member and Member	Cash in the amount of $1,546,765.00 which is 51% of the value of the Real Property* (net of liens) contributed by the other Members.
Steven B. Hoyt	708 S. Third St. Suite 108 Minneapolis, MN 55415	Member	A 60% interest in the Real Property* valued at $891,664.80 (net of liens)
Marisa Michelle Moe	8364 View Lane, Eden Prairie 55347	Member	A 20% interest in the Real Property* valued at $297,221.60 (net of liens)
Natalie Hoyt	2865 Little Orchard Way, Wayzata, MN 55391	Member	A 20% interest in the Real Property* valued at $297,221.60 (net of liens)

*It is acknowledged and agreed that Steven B. Hoyt, Marisa Michelle Moe and Natalie Hoyt shall contribute (i) the Real Property of Brenwood I, II, III and IV by conveying to the Company all of the outstanding membership interests of IRET-Brenwood, LLC formerly known as Hoyt/Brenwood LLC (“Real Estate Holdings”), the fee owner of such Real Property and (ii) the Purchase agreement with First Industrial for the acquisition of the Dixon Avenue buildings located in Des Moines, Iowa.

ARTICLE VI

RIGHTS AND DUTIES OF MEMBERS

            1.         Voting Rights All Members who have not become Dissociated Members shall be entitled to vote on any matter, if any, required to be submitted to a vote of the Majority of the Members.

            2.         Liability of Members No Member shall be liable as a Member for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the

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exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

            3.         Indemnification of Members To the extent of the Company’s assets, the Company agrees to indemnify the Members and their officers, managers, directors, governors, partners, members, agents, advisors and Affiliates to the fullest extent permitted by the Act and to defend, protect, save and hold them harmless from and in respect of all fees, costs, losses, damages and expenses (including reasonable attorneys’ fees) incurred in connection with or resulting from any claim, action or demand arising out of or in any way relating to the Company or its properties, regardless of whether the Member continues to be a Member of the Company at the time any such liability or expense is paid or incurred, including amounts paid in settlement or compromise (if recommended by the Company’s counsel) of any such claim, action or demand and all fees, costs and expenses (including reasonable attorneys’ fees) in connection therewith, except for (a) actions determined by a court of competent jurisdiction or any duly appointed arbitrator(s) to involve fraud, deceit, willful misconduct, breach of fiduciary duty, misappropriation of Company funds or property, gross negligence, self-dealing, material breach of this Agreement (which breach is not cured within any applicable period of cure, grace or notice as may be provided in this Agreement) or a wrongful taking on the part of the person seeking indemnification hereunder; or (b) claims directly arising out of an act, omission or event under Article VII, Section 7 and pursuant to which the Managing Member was removed.  The termination of any action, suit or proceeding judgment, order, settlement or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that any Person acted with recklessness or willful misconduct.  The indemnification provided pursuant to this section shall be in addition to any other rights which those Members indemnified may be entitled under any agreement or vote of the Members, as a matter of law or equity, or otherwise, and shall continue as to a Member who has ceased to serve in that capacity, and shall inure to the benefit of the heirs, successors, assigns and administrators of the Member so indemnified.  If a Majority of the Members shall agree, the Company shall purchase and maintain insurance (or make other arrangements) on behalf of the Members, at the Company’s sole cost and expense, to protect the Members from any liability that may be asserted against any Member and incurred by any Member, regardless of whether the Company would have the power to indemnify the Member against such liability pursuant to this section, to the maximum extent permitted by the Act and law.

            4.         Representations and Warranties Each Member, and in the case of an Organization, the person(s) executing this Agreement on behalf of the Organization, hereby represents and warrants to the Company and each other Member that: (a) if that Member is an Organization, that it is duly organized, validly existing, and in good standing under the law of its State of formation and that it has full power to execute and agree to this Agreement and to perform its obligations hereunder; (b) that the Member is acquiring its interest in the Company for the Member's own account as an investment and without an intent to distribute the interest; (c) the Member acknowledges that the interests have not been registered under the Securities Act of 1933 or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

            5.         Conflicts of Interest. No Member shall have any obligation (fiduciary or otherwise) with respect to the Company or to any other Members insofar as making other investment opportunities available to the Company and/or the other Members.  Each of the

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Members and their respective Affiliates may engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, whether or not competitive with the Property and/or the Company, and neither the Company nor the Members shall have any right by virtue of this Agreement in and to any such independent ventures or to the income or profits derived therefrom.

                       5.1       Competition. A Member (regardless of whether such Member is the Managing Member) and Manager shall be entitled to enter into transactions that may be considered to be competitive with, or a business opportunity that may be beneficial to, the Company, it being expressly understood that some of the Members may be real estate entities which develop, own and manage office, industrial, and retail property for their own account and for other third party owners. A continuation and growth of these activities by such Members does not by itself constitute a conflict of interest hereunder.

                       5.2       Member's Own Interests. A Member does not violate a duty or obligation to the Company merely because the Member's conduct furthers the Member's own interest. A Member may lend money to and transact other business with the Company. The rights and obligations of a Member who lends Money to or transacts business with the Company are the same as those of a person who is not a Member, subject to other applicable law. No transaction with the Company shall be voidable solely because a Member has a direct or indirect interest in the transaction if either the transaction is fair to the Company or a Majority of the Remaining Members, in either case knowing the material facts of the transaction and the Member's interest, authorize, approve, or ratify the transaction.

ARTICLE VII

POWERS AND DUTIES OF THE MANAGING MEMBER

            1.         Management and Control. The business and affairs of the Company and its subsidiaries shall be managed by and under the direction of the Managing Member.

            2.         Term of Managing Member. The Managing Member shall serve until the earlier of: (i) the Resignation of such Managing Member; or (ii) the removal of the Managing Member for gross negligence, selfdealing or embezzlement by a Majority of the Remaining Members.

            3.         Authority of Members to Bind the Company. Only the Managing Member and agents of the Company authorized by the Managing Member shall have the authority to bind the Company. No Member who is not either a Managing Member or otherwise authorized as an agent shall take any action to bind the Company, and each Member shall indemnify the Company for any costs or damages incurred by the Company as a result of the unauthorized action of such Member. Subject to the provisions of Section 5 of this Article VII, the Managing Member has the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company, including, without limitation, instituting, prosecuting and defending any Proceeding in the Company’s name, entering into, and renewing or modifying property management and leasing agreements with the Property Manager.

            The Managing Member shall have the sole authority to remove or replace the Manager or fill a vacancy in the position thereof.  The Managing Member may authorize the Manager to do all

Ex 10 - 13

things necessary or convenient to carry out the business and affairs of the Company and may authorize the Manager to execute, acknowledge and deliver, in the name of the Company, any agreements, governmental filings, notes, mortgages, leases, documents, certificates, instruments, financing statements and affidavits on behalf of the Company.

             4.        Annual Business Plan. For each fiscal year of the Company, the Managing Member shall cause the Property Manager to prepare, and distribute to the Members (within sixty (60) days, if practicable, but in no event later than thirty (30) days, prior to the end of the then current fiscal year), for the approval of a Majority of the Members a proposed annual business plan for such fiscal year (the 2003 initial annual business plan to be delivered no later than March 31, 2003) (once approved, each annual business plan is hereinafter referred to as an “Annual Business Plan”).  Except with respect to the approval of the initial Annual Business Plan, until an Annual Business Plan for a fiscal year is approved, the Annual Business Plan for the immediately preceding fiscal year shall constitute the Annual Business Plan for such succeeding fiscal year.  Each Annual Business Plan shall include the following:

                        (i)         a detailed annual budget (broken out on a month-to-month basis for each Real Property) setting forth, among other things, all anticipated income, operating expenses, capital expenditures, leasing commissions, leasehold improvement costs, allowances and other lease concessions and other costs and expenses and reserves for contingencies and capital and leasehold improvements, leasing commissions, allowances and other lease concessions;

                        (ii)        a management plan specifying in reasonable detail the Property Manager’s plan for the promotion, operation, management, repair and maintenance of each Real Property for the ensuing fiscal year, including, without limitation, plans or recommendations for any alteration, modernization, marketing, advertising, sale or refinancing of such Real Property and leasing operations (including leasing guidelines, i.e., lease rates, lease terms, leasehold improvements, allowances and other lease concessions), general market conditions, financial projections and capital plans and projections;

                        (iii)       A narrative description of any other activities proposed to be undertaken by the Company;

                        (iv)       A projected balance sheet and cash flow statement for the Company as of the end of the period;

                        (v)        A description of any proposed construction to be undertaken by the Company, and any remaining improvements to be completed, including projected dates for commencement and completion of the foregoing;

                        (vi)       A description of the proposed investment of any funds of the Company which are (or are expected to become) available for investment; and

                        (vii)      A detailed description of such other information, plans, contracts, agreements or other matters as may be reasonably desired by a Majority of the Members.

The Managing Member shall cause the Property Manager, subject to the limitations contained herein and the availability of operating revenues and other Company funds, to implement the

Ex 10 - 14

then approved Annual Business Plan.  The Managing Member shall promptly advise and inform the other Members of any transaction, notice, event or proposal directly relating to the management and operation of the Property that would both constitute a material deviation from the then current Annual Business Plan and have a material adverse affect on the Company or its Property.

            5.         Actions of the Managing Member; Restrictions on Managing Member. The Managing Member has the power to bind the Company as provided in this Article VII. Notwithstanding anything in this Article VII to the contrary, without the prior written approval of Steven B. Hoyt or his Substitute Member, the Managing Member shall have no authority to do any of the following:

5.1. Other than its Permitted Transferee, the admission of a new Managing Member;

5.2. The sale of additional Membership Interests;

5.3. The modification or amendment of any provision of this Agreement;

5.4. The taking of any action which would make it impossible for the Company to continue operating in the ordinary course of its intended business;

5.5. The commencement of any litigation by the Company, other than in the ordinary course of business (the parties hereto agreeing that, without limitation, the commencement and prosecution of rent collection actions, eviction proceedings, actions to enforce vendor contracts and real property tax certiorari proceedings to reduce real property taxes for the Property shall all be deemed to be litigation in the ordinary course of business);

5.6. The making of any Distributions to the Members, or Contributions or loans to the Company, other than as expressly provided in this Agreement;

 5.7. Any change in the nature of the business of the Company or the entrance by the Company into any business other than the business described in Article III;

5.8. The making of investments, other than in the ordinary course of business of the Company or as may be authorized in the Annual Business Plan;

5.9. The leasing or selling of the Company’s Property (other than leasing done in the ordinary course of business by the Property Manager).

            Whenever the Managing Member desires to take any action with respect to any matter described in this Article VII, Section 5 and the approval of a Member is required under this Article VII, Section 5, the Managing Member may make such request for approval by facsimile transmission to such Member in accordance with Article XVII, Section 5 of this Agreement and

Ex 10 - 15

shall include with such request such information as is reasonably necessary for said Member to make an informed decision.  Upon receipt of such request and information, said Member shall have a period of five (5) business days to approve or disapprove such request by notifying the Managing Member of same by facsimile transmission and said Member shall not unreasonably withhold its approval.  If said Member fails to notify the Managing Member of said Member’s disapproval within said five (5) business day period, said request by the Managing Member shall be deemed approved by said Member.

            No act of the Managing Member in contravention of such restrictions shall bind the Company to Persons having knowledge of such restrictions.  Notwithstanding such restrictions, the act of the Managing Member for the purpose of apparently carrying on the usual business or affairs of the Company, including the exercise of the authority indicated in this Article VII shall bind the Company, and no person dealing with the Company shall have any obligation to inquire into the power or authority of the Managing Member acting on behalf of the Company.

            6.         Compensation; Dealings With Affiliates Without the prior written approval of a Majority of the Members, no compensation shall be paid to the Manager, any Member, or their Affiliates, except pursuant to Distributions made in accordance with the Agreement, or except for reimbursement of reasonable expenses incurred in connection with the Agreement.

            Notwithstanding anything herein to the contrary but subject to the provisions of Section 5 of this Article VII, the Managing Member and Manager, when acting on behalf of the Company, are each hereby authorized to purchase property and services from and sell property or services to, or otherwise deal with the Manager, any Member or the Affiliate of the Manager or any Member, acting on its own behalf, provided that any such purchase, sale or other transaction shall be made on terms and conditions which are no less favorable to the Company than if the sale, purchase or other transaction had been entered into which an independent third party, it being further agreed that any contract entered into by the Company with the Property Manager may in any event provide for the payment of management and construction supervision fees and leasing and sales commissions as set forth in the Management and Leasing Agreement. All such dealings or transactions with Members, the Manager and their Affiliates shall be disclosed in writing at least ten (10) business days before such transaction or dealings first occur or commence.

            7.         Manager's Standard of Care The Manager's duty of care in the discharge of the Manager's duties to the Company and the Members is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law. In discharging its duties, a Manager shall be fully protected in relying in good faith upon the records required to be maintained under Article IV and upon such information, opinions, reports or statements by any of its Members, or agents, or by any other person, as to matters the Manager reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

            8.         Removal of Managing Member – The Managing Member may be removed by the affirmative vote of a Majority of the Remaining Members for gross negligence, selfdealing, or embezzlement.

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            9.         Member Control Agreement – This Agreement shall be deemed a “member control agreement” within the meaning of the Act.

            10.       Waiver of Members’ Dissenting Rights – The dissenting rights of a Member under Section 322B.383 and Section 322B.386 of the Act shall be, and they hereby are waived.

ARTICLE VIII

CONTRIBUTIONS AND CAPITAL ACCOUNTS

            1.         Initial Contributions – Upon full execution of this Agreement. each Initial Member shall make the Contribution outlined in Article V. On or shortly after the date the Initial Contributions are made to the Company, the Company intends to refinance and payoff that certain loan from Steven B. Hoyt to IRET-Brenwood, LLC ( formally known as Hoyt/Brenwood, LLC) in the amount of $3,500,000.00. Additionally, the Company shall place a loan on Dixon in the approximate amount of $9,000,000.00. Proceeds from the Dixon loan will be first allocated to payoff any IRET loans to the Company. Except as provided in this Agreement no interest shall accrue on any Contribution and no Member shall have the right to withdraw or be repaid any Contribution.

            2.         Additional Contributions In addition to the Initial Contributions, the Managing Member may determine from time to time that additional Contributions are needed to enable the Company to conduct its business. Any such additional Contribution(s) shall only be called for when, in the Managing Member's sole discretion, such needed additional Contributions are: (i) necessary to further the Company's interest(s); and (ii) in reasonable amounts. Upon making such a determination, the Manager shall give Notice to all Members in writing at least fifteen (15) Business Days prior to the date on which such Contribution is due. Such Notice shall set forth the amount of additional Contribution needed, the purpose for which the Contribution is needed, and the date by which the Members should contribute. Each Member may elect to contribute a proportionate share of such additional Contribution. In the event any one or more Members elect not to make their additional Contribution, the other Members shall be given the opportunity to make the additional Contribution. Each Additional Member shall make the Contribution to which such Member has agreed, at the time or times and upon the terms to which the Managing Member and the Additional Member agree.

            2.1       The Members intend, and the Managing Member, or its designee, shall use its best efforts, to obtain permanent financing of the Dixon Avenue Buildings in the approximate amount of $9,000,000.00 and to maintain such loan in good standing; provided however, if required by the lender of such permanent financing, each Member shall guarantee any non-recourse loan “carve outs,” but neither the Managing Member nor any other Members shall otherwise be liable for any such indebtedness loaned to the Company or be obligated to make any loan payment from its personal funds. Upon maturity of the permanent financing of any of the Company Property (if such permanent financing of such Company Property was less than fully amortizing), the Managing Member, or its designee, shall use its best efforts to renew or refinance such permanent financing. Any such refinancing shall be subject to the prior written approval of a Majority of the Members.

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            2.2       In addition to the Initial Contributions and any future Additional Capital Contributions, the Managing Member agrees to make such Additional Capital Contribution on a nonprorata basis as is necessary to fund expected capital improvements, leasing commissions and tenant improvements. The amount is currently estimated at approximately $2,000,000. The Non-Managing Member shall not be required to make any proportionate Additional Capital Contribution until such time as the Managing Member has first contributed the full $2,000,000.00. The Cash Allocation Accounts of the Members shall be adjusted to reflect any Capital Contribution made by the Managing Member pursuant to this section.

            3.         Enforcement of Additional Contributions In the event any Member elects not to make its additional Contribution, the Managing Member may elect to allow the other Members, should any such Member(s) so desire, to contribute the amount of the Commitment in proportion to such Members' Sharing Ratios, with those Members who contribute additional amounts equal to any amount of the commitment not contributed. Any willing Member(s) may contribute more than its Sharing Ratio in the event of one or more Members choose not to contribute. The contributing Members (“Contributing Members”) shall be entitled to treat the amounts contributed pursuant to this Section as a loan (the “Loan”) from the Contributing Members bearing interest at the Default Interest Rate and secured by the noncontributing Member's interest in the Company until such noncontributing Member's Sharing Ratio shall have been reduced as hereinafter provided as a result of its election not to contribute. Until they are fully repaid or until such noncontributing Member's Sharing Ratio shall have been reduced as a result of its election not to contribute, the Contributing Members shall be entitled to all Distributions to which the noncontributing Member would have been entitled. If, after ninety (90) days, the noncontributing Member fails to repay the Loan in full, including accrued interest, the Contributing Members' Sharing Ratios will be increased in accordance with their respective Contribution amount made because of the noncontributing Member. Conversely, the noncontributing Member's Sharing Ratio will be decreased in accordance with the amount that such noncontributing Member elected not to contribute. Such decrease in Sharing Ratio shall satisfy the noncontributing Member's failure to meet the commitment in such instance. Notwithstanding the foregoing, no call for additional Contributions may be enforced by a creditor of the Company or other Person including the Company unless the Member expressly consents to such enforcement or to the assignment of the obligation to such creditor.

             4.         Maintenance of Capital Accounts The Company shall establish and maintain a Capital Account for each Member in accordance with Treasury Regulation 1.704-1(b)(2)(iv), including the following requirements:

                        (i)        Each Member’s Capital Account shall be credited with (a) the amount of the Member’s Capital Contributions; the Member’s distributive share of Net Profits (and any item in the nature of income or gain which is allocated to such Member including income and gain exempt from tax); and (b) the Member’s distributive share of Major Capital Event Gains.

                        (ii)        Each Member’s Capital Account shall be debited by (a) the amount of cash distributed and the fair market value of the property distributed or deemed distributed (net of liabilities securing such distributed property that the Member is considered to assume or take subject to under Code Section 752) to such Member pursuant to Article IX Sections 2(a)(iii), (iv), (vi), (vii), and (viii) and Article IX Sections 2(b)(iii), (iv), (v), (vi) and (vii) and Article XIX as it relates to distributions pursuant to Article IX Sections 2(b)(iii), (iv), (v), (vi) and (vii); (b)

Ex 10 -18

such Member’s distributive share of Net Losses; and (c) such Member’s distributive share of Major Capital Event Losses.

                        (iii)       If any Interest in the Company is transferred in accordance with this Agreement, the transferee shall succeed to the Capital account of the transferor to the extent it related to the transferred interest.

                        (iv)       In the event that a Member shall be both a Managing Member and a Non-Managing Member of the Company, a single Capital Account shall be maintained for that Member.. Each Member's Capital Account shall be increased by (1) the amount of any Money actually contributed by the Member to the capital of the Company, (2) the fair market value of any Property (other than Money) contributed, as determined by the Contributing Member and a Majority of the Remaining Members at arm's length at the time of Contribution (net of liabilities assumed by the Company or subject to which the Company takes such Property, within the meaning of Section 752 of the Code), and (3) the Member's share of Net Profits and of any separately allocated items of income or gain except adjustments of the Code (including income and gain exempt from tax and adjustments to income and gain as a result of a Revaluation or in connection with Property Contributed in the manner described in Section 1.7041(b)(2)(iv)(g) to reflect the difference between the difference between the Book Value and the adjusted basis of Company Property, but excluding allocations of income and gain described in Section 1.7041(b)(4)(i) of the Regulations under which such difference is reflected for tax purposes). Each Member's Capital Account shall be decreased by (1) the amount of any Money distributed to the Member by the Company, (2) the fair market value of any Property distributed to the Member, as determined by the Company and the Member receiving the Distribution at arm's length at the time of Distribution (net of liabilities of the Company assumed by the Member or subject to which the Member takes such Property within the meaning of Section 752 of the Code), and (3) the Member's share of Net Losses and of any separately allocated items of Net Loss (including adjustments for depreciation, depletion, amortization, and loss as a result of a Revaluation or in connection with Property Contributed in the manner described in Section 1.704&SHY;1(b)(2)(iv)(g) to reflect the difference between the difference between the Book Value and the adjusted basis of Company Property, but excluding allocations of depreciation, depletion, amortization, and loss described in Section 1.7041(b)(4)(i) of the Regulations under which such difference is reflected for tax purposes).

            5.         Distribution of Assets If the Company at any time Distributes any of the Company Property (other than Money) inkind to any Member, the Capital Account of each Member shall be adjusted to account for the Member's allocable share (as determined under Article IX below) of the Net Profits or Net Losses that would have been realized by the Company had it sold the assets that were distributed at their respective fair market values immediately prior to their Distribution.

            6.         Sale or Exchange of Interest In the event of a sale or exchange of some or all of a Membership Interest, the Capital Account of the transferring Member shall become the Capital Account of the Assignee, to the extent it relates to the portion of the Interest transferred.

            7.         Revaluation of The Property. The Capital Accounts of the Members shall be increased or decreased to reflect a revaluation of Company Property on the Company's books in connection with a Revaluation Event. Upon such Revaluation: (1) the Book Value of Company Property may be adjusted based on the fair market value of Company Property (taking Section 7701

Ex 10 -19

(g) of the Code into account) on the Revaluation Date; and (2) the adjustments to Capital Accounts shall reflect the manner in which the unrealized income, gain, loss, or deduction inherent in such Company Property (that has not been reflected in the Capital Accounts previously) would be allocated among the Members as if there were a taxable disposition of such Company Property for such fair market value on the Revaluation Date. In addition, if there shall occur a Revaluation then the Members' shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such Property shall be determined so as to take account of the variation between the adjusted tax basis and Book Value of such Property in the same manner as under Code Section 704(c).

            8.         Compliance with Section 704(b) of the Code. The provisions of this Article VIII as they relate to the maintenance of Capital Accounts are intended, and shall be construed, and, if necessary, modified to cause the allocations of profits, losses, income, gain and credit pursuant to Article IX to have substantial economic effect under the Regulations promulgated under Section 704(b) of the Code, in light of the Distributions made pursuant to Articles IX and XIV and the Contributions made pursuant to this Article VIII. Notwithstanding anything herein to the contrary, this Agreement shall not be construed as creating a deficit restoration obligation or otherwise personally obligate any Member or Assignee to make a Contribution in excess of the Initial Contribution, and additional Contribution of the Member or Assignee.

ARTICLE IX

ALLOCATION OF NET PROFITS AND NET LOSSES, DEPRECIATION
AND MAJOR CAPITAL EVENT GAINS AND LOSSES;
DISTRIBUTION OF NET CASH FLOW AND NET CAPITAL PROCEEDS

            1.         Allocation of Net Profits and Net Losses and Depreciation. It is the intent of the Members that this Article IX shall provide for a preferred Fiscal Year annual cash return to the Managing Member of 13% on its Cash Allocation Account.  An example of the application of this Article IX is set forth on Exhibit B.

                        (a)        Subject to the provisions of Article IX section 3 below, Net Profits (or Net Losses) and depreciation from Company operations for each Fiscal Year shall be allocated to the Members in the following order of priority:

                                    (i)         First, to the Managing Member, in the amounts necessary to reflect that the Managing Member is to receive a 13% per annum cash return on its Cash Allocation Account balance as may be adjusted throughout such fiscal year; and

                                    (ii)               Second, to the Non-Managing Member, in the amounts necessary to reflect that it is to receive a comparable 13% per annum cumulative return on its Cash Allocation Account balance as may be adjusted throughout such fiscal year; and

                                    (iii)             Third, Net Profit, if any, twenty-five percent (25%) to the Managing Member and seventy-five percent (75%) to the Non-Managing Member.

                                    (iv)             Fourth, Net Loss and depreciation according to each Member’s Sharing Ratio.

Ex 10 -20

                        (b)        The Losses allocated pursuant to Article IX section 1(a) above shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have a deficit Adjusted Capital Account Balance at the end of any taxable year of the Company.  In the event that some but not all of the Members would have deficit Adjusted Capital Account Balances as a consequence of an allocation of Losses pursuant to Article IX section 1(a), the limitation set forth in this Section (b) shall be applied on a Member by Member basis so as to allocate the maximum permissible Losses to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

                        (c)        It is the intention of the parties that the allocation of Profits and Losses and of items of Company income, gain, deduction and loss made pursuant to this Agreement conform to the requirements of the Treasury Regulations under Section 704 of the Code.  Notwithstanding anything to the contrary contained in Article IX Sections 1(a), (b) and (c), therefore, to the extent that the Company’s accountants determine that, for any fiscal year, any allocation of Profits, Losses or of any item of Company income, gain, deduction or loss provided for by this Article IX Section 1 does not so conform to the requirements of such Treasury Regulations, the Managing Member shall reallocate such Profits, Losses or item of Company income, gain, deduction or loss in the manner recommended by the Company’s accountants so as to conform such allocations to such Treasury Regulations.

            2.          Distribution of Net Cash Flow and Net Capital Proceeds

                        (a)        All Net Cash Flow shall be distributed, on a monthly basis, within twenty (20) days following the end of each calendar month, in the following order of priority:

                                    (i)         First, to pay all outstanding third-party debts and liabilities of the Company (to the extent that such debts and liabilities are then due) and any required payments to reserves;

                                    (ii)        Second, to pay interest and then principal on account of all outstanding loans (if any) made to the Company by the Members pursuant to Article VIII (it being understood and agreed that (A) all such loans shall be repaid in the order of priority in which they were made (such that loans made first in time will have a higher repayment priority than those made later in time), and (B) all such loans having the same repayment priority shall be repaid to the Members in question on a pro rata basis);

                                    (iii)       Third, to the Members, in the same proportion to each Member as such Member’s Additional Contribution Account bears to the aggregate total Additional Contribution Accounts for all Members, until each Member has received an amount equal to its Additional Contribution Account as of the date immediately prior to the making of such distribution, excluding any amount contributed by the Managing Member pursuant to Article VIII section 2.2;

                                    (iv)       Fourth, to the Managing Member until the Managing Member has received a cumulative cash return of thirteen percent (13%) per annum on the Managing Member’s Cash Allocation Account as adjusted throughout such fiscal year;

Ex 10 -21

                                    (v)        Fifth, to pay all outstanding related party debts and liabilities of the Company (to the extent that such debts and liabilities are then due) for Project related management services, leasing commissions, and other services;

                                    (vi)       Sixth, to the Non-Managing Member until the Non-Managing Member has received a cumulative cash return of thirteen percent (13%) per annum on the Non-Managing Member’s Cash Allocation Account as adjusted throughout such fiscal year;

                                    (vii)      Seventh, if requested by the Managing Member all or a portion of any Additional Capital Contribution made pursuant to Article VIII section 2.2;

                                    (viii)     Eighth, pro-rata to the Managing Member until the Managing Member has received an amount equal to its twenty-five percent (25%) share of Net Profits, and to the Non-Managing Member seventy-five percent (75%) of Net Profits.

In the event there is insufficient Net Cash Flow to make the 13% preferred distributions to IRET, or to pay related party debt or the 13% subordinated distributions to Hoyt described in this Article IX Sections 2(a)(iv), (v) and (vi), the amount of the shortfall shall accrue and be added to each Member’s Cash Allocation Account annually.

                        (b)        Subject to Article XIV, all Net Capital Proceeds shall be distributed as soon as practicable following the Major Capital Event giving rise to such Net Capital Proceeds, but in no event later than thirty (30) days after the occurrence of such Major Capital Event, in the following order of priority:

                                    (i)         First, to pay all outstanding third-party debts and liabilities of the Company (to the extent that such debts and liabilities are then due) and then to establish reasonable reserves (as reasonably determined by the Members) for future or disputed third party claims;

                                    (ii)        Second, to pay interest and then principal on account of all outstanding loans (if any) made to the Company by the Members (it being understood and agreed that (A) all such loans shall be repaid in the order of priority in which they were made (such that loans made last in time will have a higher repayment priority than those made earlier in time), and (B) all such loans having the same repayment priority shall be repaid to the Members in question on a pro rata basis);

                                    (iii)       Third, to the Managing Member until the Managing Member has received a cumulative return of thirteen percent (13%) per annum on the Managing Member’s Cash Allocation Account as adjusted throughout such fiscal year;

                                    (iv)       Fourth, to the Members, in the same proportion to each Member as such Member’s Additional Contribution Account, including any amounts contributed pursuant to Article VIII section 2.2, bears to the aggregate total Additional Contribution Accounts for all Members, until each Member has received an amount equal to its Additional Contribution Account as of the date immediately prior to the making of such distribution;

                                    (v)        Fifth, to each of the Members according to their respective Sharing Ratio, as determined immediately after any payment made pursuant the preceding Article IX

Ex 10 -22

section 2(b)(iv), the Initial Fair Market Value of the Property with no deduction for depreciation plus the cost of any capital improvements or capital additions to the Property with no deduction for depreciation;

                                    (vi)       Sixth, twenty-five (25%) of any remaining proceeds to the Managing Member;

                                    (vii)      Seventh, all of the remaining proceeds, if any, to the Non-Managing Member.

                        (c)        All amounts withheld or required to be withheld pursuant to the Code or any provision of any federal, state, local or foreign tax law with respect to any payment, distribution or allocation to the Company, any Member or Affiliate of a Member (including any interest or penalty relating thereto) and treated by the Code (whether or not withheld pursuant to the Code) or any such tax law as amounts payable by or in respect of any Member, Affiliate of a Member, or any Person owning an interest, directly or indirectly, in such Member shall be treated as amounts distributed to the Member pursuant to this Article IX and Article XIV for all purposes under this Agreement.  The Managing Member is authorized to withhold from distributions, or with respect to allocations, to the Members or any other Person owning an Interest in the Company and to pay over to any federal, state, local or foreign government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, local or foreign law and shall allocate any such amounts to the Member with respect to which such amount was withheld.

Each Member shall indemnify the Company and the Managing Member and each of their successors and assigns, and save and hold each of them harmless against and pay on behalf of or reimburse such party as and when incurred for any loss, liability, claim, penalty, fine, interest or expense (including, but not limited to, legal and accounting fees and expenses) which any such party may incur or to which any such party may become subject as a result of the obligation, or the assertion by the Internal Revenue Service, or any state, local or foreign taxing authority, of any obligation of the Company to withhold with respect to any payment, distribution or allocation to such Member or any Affiliate of such Member, to the extent that such loss, liability, claim, penalty, fine, interest or expense exceeds the amount of cash otherwise then distributable to such Member or Affiliate.

            3.          Special Allocation

                        (a)        The following special allocations (the “Special Allocations”) shall be made for each year in the following order of descending priority:

                                    (i)         Company Minimum Gain Chargeback.  Except as otherwise provided in Treasury Regulations Section 1.704-2(f), if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member shall be specially allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in proportion to and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g).  This Section 4.3(a)(i) is intended to comply with the chargeback of items of

Ex 10 -23

income and gain requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

                                    (ii)        Minimum Gain Attributable to Member Nonrecourse Debt.  Except as otherwise provided in Treasury Regulations Section 1.704-2(j), if there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt during any Company taxable period, each Member with a share of Minimum Gain Attributable to Member Nonrecourse Debt shall be specially allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in the Minimum Gain Attributable to Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4).  This Section 4.3(a)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                                    (iii)       Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes such Member to have a deficit Adjusted Capital Account balance, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such deficit Adjusted Capital Account Balance as quickly as possible, provided that an allocation pursuant to this Section 3(a)(iii) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Balance deficit after all other allocations provided for in this Article IX have been tentatively made as if this Section 3(a)(iii) were not in this Agreement.

                                    (iv)       Gross Income Allocation.  In the event any Member has a deficit Capital Account at the end of any Company Fiscal Year which is in excess of the amount such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3(a)(iv) shall be made only if and to the extent that such Member would have a Capital Account deficit in excess of such amount after all other allocations provided for in this Article IX have been tentatively made as if Section 3(a)(iii) of this Agreement and this Section 3(a)(iv) were not in this Agreement.

                                    (v)        Nonrecourse Deductions.  Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with Sharing Ratios.  If the Managing Member determines in its good faith discretion that the Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Managing Member is authorized, upon notice to the Members, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

                                    (vi)       Member Nonrecourse Deductions.  Member Nonrecourse Deductions for any taxable period shall be allocated one hundred percent (100%) to the Member that bears the economic risk of loss (as defined in Treasury Regulations Section 1.704-2(b)) with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).  If more than one

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Member bears the economic risk of loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such economic risk of loss.

                                    (vii)      Section 754 Adjustments.  To the extent an adjustment to the adjusted basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(c) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

                        (b)        Curative Allocations.  The allocations set forth in Sections 3(a)(i) through (vii) above (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2(b).  Notwithstanding any other provisions of this Article 4 (other than Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss, and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.  In determining the allocations under this Section 3(b), consideration shall be given to future allocations under Sections 3(a)(i) and 3(a)(ii) that, although not yet made or required, are likely to offset allocations under Sections 3(a)(v) and 3(a)(vi).

                        (c)        Tax Allocations.

                                    (i)         General.  Except as otherwise provided in this Agreement, all items of income, gain, loss and deduction shall be allocated, for federal income tax purposes, among the Members in the same manner as the corresponding items of Net Profit, gain,Net Loss and deduction are allocated in Sections 1 and 3 of this Article.

                                    (ii)        Code Section 704(c).  In accordance with Code Section 704(c) and the Treasury Regulations thereunder and Treasury Regulations Section 1.704-1(b)(4)(i), income, gain, loss and deduction (as computed for tax purposes) with respect to any property contributed to the capital of the Company or otherwise revalued on the books of the Company shall, solely for tax purposes, be allocated among the Members to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Gross Asset Value as determined at the time of the contribution or revaluation.  If any gain (as computed for tax purposes) on the sale or other disposition of Company property shall constitute recapture of depreciation under Sections 291, 1245 or 1250 of the Code or any similar provision, such gain shall (to the extent possible) be allocated among the Members as required pursuant to Treasury Regulations Section 1.1245-1(e) or Section 1.1250-1(f).

            Any elections or other decisions relating to such allocations shall be made by the Tax Matters Member in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 3(c)(ii) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any

Ex 10 -25

Member’s Capital Account or share of Net Profits or Net Losses, other items, or distributions pursuant to any provision of this Agreement.

                        (d)       Allocation of Company Nonrecourse Liabilities.  The Company shall allocate Company Nonrecourse Liabilities to the Members pursuant to Treasury Regulations Section 1.752-3.

            4.         Limitations on Distributions. No distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their Capital Accounts.

ARTICLE X

TAXES

            1.         Elections. The Tax Matters Member may make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company only upon approval of a Majority of the Members.

            2.         Taxes of Taxing Jurisdictions. To the extent that the laws of any Taxing Jurisdiction requires, each Member will submit an agreement indicating that the Member will make timely income tax payments to the Taxing Jurisdiction and that the Member accepts personal jurisdiction of the Taxing Jurisdiction with regard to the collection of income taxes attributable to the Member's income, and interest, and penalties assessed on such income. If the Member fails to provide such agreement, the Company may withhold and pay over to such Taxing Jurisdiction the amount of tax, penalty and interest determined under the laws of the Taxing Jurisdiction with respect to such income. Any such payments with respect to the income of a Member shall be treated as a Distribution for purposes of Article IX.

                       2.1       The Managing Member may, where permitted by the rules of any Taxing Jurisdiction, file a composite, combined or aggregate tax return reflecting the income of the Company and pay the tax, interest and penalties of some or all of the Members on such income to the Taxing Jurisdiction, in which case the Company shall inform the Members of the amount of such tax interest and penalties so paid. At least ten (10) business days prior to any return being filed by the Managing Member on behalf of the Company, it shall first be presented to the other Members for review and approval.

            3.         Tax Matters Member. IRET Properties, a North Dakota Limited Partnership or its Permitted Transferee shall be designated as the “Tax Matters Member” of the Company pursuant to Section 6231(a)(7) of the Code (and/or comparable provisions of state law). Any Member designated as tax matters member shall take such action as may be necessary to cause each other Member to become a notice partner within the meaning of Section 6223 of the Code. Any Member who is designated tax matters member may not take any action contemplated by Sections 6222 through 6232 of the Code without the consent of the Managing Member. All expenses incurred in connection with any audit, investigation, settlement or review by the Internal Revenue Service or any other governmental authority shall be borne by the Company.

            4.         Modified Cash Basis Method of Accounting. The records of the Company shall be maintained on a Modified Cash Basis method of accounting.

Ex 10 -26

            5.         Partnership Classification.  Neither the Managing Member nor any other Member shall permit the Company to elect, or otherwise cause the Company, and the Company shall not elect, to be treated as an association taxable as a corporation for federal, state or local income tax purposes under Treasury Regulations Section 301.7701-3(a) or under any corresponding provision of state or local law.

ARTICLE XI

DISPOSITION OF MEMBERSHIP INTERESTS

            1.         Disposition Any Member or Assignee may Dispose of all or a portion of the Member's or Assignee's Membership Interest upon compliance with this Section 1.  No Membership Interest shall be Disposed of:

                        1.1       If such Disposition, alone or when combined with other transactions, would result in a termination of the Company within the meaning of Section 708 of the Code;

                       1.2       Without an opinion of counsel satisfactory to the Managing Member that such assignment is subject to an effective registration under, or exempt from the registration requirements of, the applicable state and federal securities laws;

                       1.3       Unless and until the Company receives from the proposed Assignee the information and agreements that the Managing Member may reasonably require, including but not limited to any taxpayer identification number and any agreement that may be required by any Taxing Jurisdiction;

                       1.4       Except in the case of a Disposition to a Permitted Transferee of the Member or Assignor, unless Article XVI has been complied with or waived.

                       1.5       Except in the case of a Disposition to a Permitted Transferee of the Member or Assignor, a Disposition of less than all of the Member’s or Assignee’s Membership Interest; however if there is a Disposition of less than all of a Member’s or Assignee’s Membership Interest to a Permitted Transferee, then such partial interest owned by the Permitted Transferee and the Member’s or Assignor’s remaining Membership Interest shall not thereafter be subject to a Disposition except and unless they are Disposed of together.

            2.         Dispositions not in Compliance with this Article Void. Any attempted Disposition of a Membership Interest, or any part thereof, not in compliance with this Section 1, other than in accordance with this Section 1 shall be, and is declared to be, null and void ab initio.

ARTICLE XII

DISSOCIATION OF A MEMBER

            1.         Dissociation. A Person shall cease to be a Member upon the happening of any of the following events:

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                        1.1       The Member's becoming a Bankrupt Member;

                        1.2       In the case of a Member who is an individual, the Member’s death;

                        1.3       In the case of a Member who is acting as a Member by virtue of being a trustee of a trust, the termination of the trust (but not merely the substitution of a new trustee);

                        1.4       In the case of a Member that is a separate Organization other than a corporation, the dissolution and commencement of winding up of the separate Organization; or

                        1.5       In the case of a Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter.

            2.         Purchase of Dissociated Member's Membership Interest. Except in the case of a Dissociation under Section XXII.1.2, upon the Dissociation of a Member, when the Remaining Members elect to continue the business of the Company, a Majority of the Remaining Members, shall, subject to the provisions of the Act, elect one of the two following provisions:

                        2.1       The Dissociated Member's Membership Interest may be purchased by the Company for a purchase price equal to the aggregate fair market value of the Member's Interest determined according to the provisions of Section XII 3 and XII 4. The purchase price of such interest shall be paid by the Company to the Member in cash within sixty (60) days of determination of the aggregate fair market value or, at the Company's option, said debt may be evidenced by a promissory note bearing interest at the Prime Rate, which shall be due and payable upon the earlier of (i) expiration of five years or (ii) the sale or other Disposition of all of the Property; or

                        2.2       The Dissociated Member, or assignee of Dissociated Member's Interest, shall hold the Dissociated Member's Membership Interest as an Assignee.

            3.         Purchase Price of Dissociated Member's Membership Interest. The fair market value of a Member's Interest to be purchased by the Company pursuant to Section XII.2.1 shall be determined by agreement between the Dissociated Member (or the Assignee of the Dissociated Member's Membership Interest, as the case may be) and the Company, which agreement is subject to approval by a Majority of the Remaining Members. For this purpose, the fair market value of the Dissociated Member's Membership Interest shall be computed as the amount which could reasonably be expected to be realized by such Member upon the sale of the Company Property in the ordinary course of business at the time of Dissociation. If the Dissociated Member (or the Assignee of the Dissociated Member's Membership Interest, as the case may be) and the Company cannot agree upon the fair market value of such Membership Interest within thirty (30) days, the fair market value thereof shall be determined by appraisal, the Company and the terminated Member each to choose one appraiser and the two appraisers so chosen to choose a third appraiser and the provisions of Section 6 below of this Article XII shall govern. The decision of a majority of the appraisers as to the fair market value of such Membership Interest shall be final and binding and may be enforced by legal proceedings. The Dissociated Member and the Company shall each compensate the appraiser appointed by it and the compensation of the third appraiser shall be borne equally by such parties.

Ex 10 -28

            4.         Damages. The provision set forth herein shall not affect any claim for damages the Company may have against the Dissociated Member if such Dissociation is in violation of this Agreement. The Company shall have the right to offset any payments due under this Article XII by any damages that the Company may incur as a result of a Dissociation of a Member in contravention of this Agreement.

            5.         Exception for Single Member Company. Notwithstanding any other provision of the Agreement, on the Dissociation of the Member where, at any time, there is only one Member of the Company, the Person succeeding to the Member's interest as a result of such Dissociation shall become a Member without further action on the part of the transferee, the Company or the Member.

           6.      Appraisal Procedures.  The appraisal process set forth in Section 3 of this Article XII shall be governed by the following:

           6.0.1    All appraisers shall be knowledgeable about and have no less than ten (10) years' experience in the suburban Minneapolis-St. Paul office market or Des Moines area warehouse/industrial market depending on which Property is being appriased, and no appraiser shall have a "Disqualifying Interest." A "Disqualifying Interest" shall mean a person who has a direct or indirect financial or other business interest in or in common with any of the Members of the Company. If a third appraiser is required and the two appraisers are unable to agree on a third appraiser within ten (10) days after the requirement of a third appraiser is required herein (or if a second appraiser is not appointed as required herein, then within ten (10) days after the appointment of the first appraiser), then such third appraiser or second appraiser whose appointment was not made shall be appointed by any judge of the Hennepin County District Court. Each appraiser shall be required to prepare its appraisal report within thirty (30) days of its appointment hereunder.

           6.0.2    In valuing a Dissociated Member's Membership Interest, such interest shall be determined based upon first obtaining the valuation of all of the Company Property owned by the Company less the amount of any mortgage lien (the "Asset Value"), and then the Purchase Price of the Dissociated Member's Membership Interest shall be equal to the said Member's then present Sharing Ratio times the Asset Value.  In valuing the Property the Asset Value shall be used, if and only if any mortgage lien is assumable and is assumed by the purchasing Member.  Cash Equivalents (as defined in part C of Article XVI below) belonging to the Company shall not be included in the Asset Value or in valuing the Property.  Such Cash Equivalent assets shall be treated as set forth in said part C of Article XVI.

ARTICLE XIII

ADMISSION OF ASSIGNEES AND ADDITIONAL MEMBERS

            1.         Rights of Assignees. The Assignee of a Membership Interest has no right to participate in the management of the business and affairs of the Company or to become a Member. The Assignee is only entitled to receive the Distributions and return of capital, and to be allocated the Net Profits and Net Losses attributable to the Membership Interest.

Ex 10 -29

            2.         Admission of Substitute Members. With the approval of the Managing Member or if the Managing Member is the assignor, the approval of a Majority of the Remaining Members, an Assignee of a Membership Interest may be admitted as a Substitute Member and admitted to all the rights of the Member who initially assigned the Membership Interest.  An Assignee of a Membership Interest under Article XVI shall be so admitted without such approval.  If so admitted, the Substitute Member has all the rights and powers and is subject to all the restrictions and liabilities of the Member originally assigning the Membership Interest. The admission of a Substitute Member, without more, shall not release the Member originally assigning the Membership Interest from any liability to the Company that may have existed prior to the approval.

            3.         Admission of Permitted Transferees. Notwithstanding Section 2. hereof, the Membership Interest of any Member shall be transferable without the approval of the Managing Member if the Transferee is a Permitted Transferee of such Member, so long as Article XI, Paragraph 1 is not violated and in such case, said Permitted Transferee shall be admitted as a Substitute Member.

            4.         Exception for Single Member Company. Notwithstanding any other provision of the Agreement, at any time there is only one Member of the Company, all or a portion of that Member's interest may be Disposed of in any manner provided by law, and, upon such Disposition, the transferee shall become a Member without further action on the part of the transferee, the Company or the Member.

ARTICLE XIV

DISSOLUTION AND WINDING UP

            1.         Dissolution. The Company shall be dissolved and its affairs wound up upon the Disposition of all of the Property and the satisfaction of all of the Company's liabilities.

            2.         Effect of Dissolution. Upon dissolution, the Company shall cease carrying on as distinguished from the winding up of the Company business, but the Company is not terminated, but continues until the winding up of the affairs of the Company is completed and the Certificate of Dissolution has been issued by the Secretary of State.

            3.         Distribution of Assets on Dissolution. Upon the winding up of the Company, the Company Property shall be distributed:

                       3.1       To creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of Company Liabilities;

                       3.2       To Members in accordance with Article IX Section 2(b) taking into account all Capital Account adjustments for the Company's taxable year in which the liquidation occurs, until such accounts are at zero. Liquidation proceeds shall be paid within 60 days of the end of the Company's taxable year or, if later, within 90 days after the date of liquidation. Such distributions shall be in cash or Property (which need not be distributed proportionately) or partly in both, as determined by the Managing Member.

Ex 10 -30

            4.         Winding Up and Certificate of Dissolution. The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefore has been made, and all of the remaining property and assets of the Company have been distributed to the Members. Upon the completion of winding up of the Company, a certificate of dissolution shall be delivered to the Secretary of State for filing. The certificate of dissolution shall set forth the information required by the Act.

ARTICLE XV

AMENDMENT; DEFAULT

            1.         Agreement May Be Modified. This Agreement may be modified only as provided herein. No Member or Manager shall have any vested rights in this Agreement which may not be modified through an amendment to this Agreement.

            2.         Amendment or Modification of Agreement. This Agreement may be amended or modified from time to time only by a written instrument adopted by the Managing Member and executed by a Majority of the Members, but, without the written consent of each Member adversely affected thereby (the “Affected Member”), no amendment of the Agreement shall be made that (i) increases the obligations of the Affected Member to make Contributions, (ii) alters the allocation to the Affected Member for tax purposes of any items of income, gain, loss, deduction or credit, (iii) alters the manner of computing and paying the Distributions of the Affected Member, or (iv) alters the rights under Article XVI.

            3.         Default.  Neither of the Initial Members (nor their Permitted Transferees) shall be deemed in default or breach of this Agreement unless it has been given written notice specifying the nature of the default or breach and has failed to cure such default or breach within thirty (30) days (or such additional period of time, not to exceed an additional sixty (60) days, as is reasonable under the circumstances if the nature of the default or breach is such that it can not be reasonably be cured within thirty (30) days) following receipt of such notice.

ARTICLE XVI

SALE OF MEMBERSHIP INTEREST

            Subject to the provisions of part B below of this Article XVI, in the event a Member (the “Initiating Member”) desires to sell all or any portion of its Membership Interest to a Person other than a Permitted Transferee of such Initiating Member, the Initiating Member shall comply with the provisions of part A below.

            A.        Rights of First Offer and First Refusal.

            The Initiating Member shall first notify the other Members in writing ("Initial Notice"). Said Initial Notice shall set forth the Membership Interest being offered and the proposed sale price for the Membership Interest. Within ten (10) business days of such Initial Notice, the other Members shall respond to the Initiating Member in writing whether or not such other Members wish to proceed with negotiations for the purchase and sale of the Membership Interest as set forth in the Initiating Member's Initial Notice (the “Response Notice”). If any of the other Members are not

Ex 10 -31

interested in the purchase of said Membership Interest, itsResponse Notice shall include a waiver by it of its rights under this Right of First Offer which shall be effective for six (6) months with respect to any purchase agreement entered into by the Initiating Member for its Membership Interest in accordance with this part A.  In the event another Member is interested in negotiating for the purchase of such Membership Interest as listed in the Initial Notice (an “Interested Member”), the parties shall proceed in good faith with such negotiations for a reasonable period of time, but in no event to exceed twenty (20) days from the date of the Response Notice. If the parties are unable to reach a satisfactory agreement as to the price at which to sell the Membership Interest and the other economic terms within such time, then either party may then cease discussions by providing five (5) days' written notice to the other party (the "Breakoff Notice").  Upon receipt of a waiver of rights or if the Initiating Member does not timely receive a Response Notice from the other Members as provided in this part A or after the negotiations cease pursuant to the foregoing, the Initiating Member shall thereafter be governed by the following procedure(s):

            The Initiating Member shall thereafter be free to enter into a purchase agreement with any other person or entity for the sale of the Membership Interest as identified in the Initial Notice, so long as the resulting purchase agreement is entered into within six (6) months of: a) the last date when a Response Notice should have been given, if no Response Notice is given, or b) receipt of a waiver of rights or c) the Breakoff Notice, as the case may be (the “Exclusion Period”). If no purchase agreement results within said Exclusion Period, then this Right of First Offer provision shall again be applicable with respect to said Membership Interest.  During the Exclusion Period if the Initiating Member does desire to enter into a purchase agreement for the Membership Interest as identified in the Initial Notice and receives a “Bona Fide Offer” that it intends to accept, it must:  i) make such acceptance of the Bona Fide Offer subject to the rights of the other Member(s) as afforded by this part A and ii) give written notice of such Bona Fide Offer together with an executed copy and acceptance thereof to the other Member(s) who shall have ten (10) days from receipt thereof to match the terms of said Bona Fide Offer, including the purchase price, payment terms and closing date (provided if such closing date is less than ninety (90) days, then the closing date shall be ninety (90) days from the date of the other Member(s) acceptance), by giving written notice to the Initiating Member.  If such matching offer is made, the Initiating Member shall be obligated to accept the matching offer and the transaction must close as set forth in the Bona Fide Offer (provided if the closing date is less than ninety (90) days, then the closing date shall be ninety (90) days from the date of the other Member(s) acceptance).  If such matching offer is not made within said ten (10) day period, the Initiating Member is free to sell the Membership Interest on the terms of the Bona Fide Offer to the Bona Fide Offeror, free of the rights under this part A of the other Member(s) and such other Member(s) agree to provide an estoppel acknowledging such fact to the Initiating Member and such Offeror upon request. The failure to provide such an estoppel within ten (10) days shall be deemed a waiver of any rights of the other Members with respect to such Bona Fide Offer; it being further understood that such failure to deliver said estoppel does not confer, infer or provide such other Member(s) with any additional rights.  If such matching offer is not made within said ten (10) day period and the Initiating Member thereafter reduces the purchase price or otherwise makes the economic terms of the Bona Fide Offer more favorable to such Offeror, then the Initiating Member must again: i) make such amended Bona Fide Offer subject to the rights of the other Member(s) as afforded by this paragraph and ii) give written notice of such amended Bona Fide Offer together with an executed copy thereof to the other Member(s) who shall again have ten (10) days from receipt thereof to match the terms of such amended Bona Fide Offer by written notice to the Initiating Member. Failure by such other Member(s) to timely respond to such amended Bona Fide Offer shall be deemed a waiver of any rights of the other Members with respect to such amended Bona Fide Offer and such other Member(s) agree to provide an estoppel acknowledging such fact to the Initiating Member and such Offeror upon request.

Ex 10 -32

The failure to provide such an estoppel within ten (10) days shall bedeemed a waiver of any rights of the other Members with respect to such amended Bona Fide Offer; it being further understood that such failure to deliver said estoppel does not confer, infer or provide such other Member(s) with any additional rights.  For purposes of this part A, “Bona Fide Offer” shall mean a letter of intent, an agreed to written proposal and/or term sheet, executed by a third party that is financially responsible to Initiating Member’s reasonable satisfaction (the “Offeror”) (and not a broker or other agent) setting forth the purchase price, and financing for payment thereof, schedule for closing and all other economic terms and conditions on which the Offeror is willing and able to purchase the Membership Interest, plus such other terms as may be agreed to between the parties.  Such Bona Fide Offer need not be legally binding upon the parties, but if not, it must be subject only to the other Member(s) interests under this part A and the entering into of a purchase agreement which will incorporate the economic terms as expressed in the Bona Fide Offer and such other terms as to which the parties agree to negotiate in good faith.

            The Initiating Member shall keep the other Member(s) advised of ongoing negotiations and other offers regarding the Membership Interest.

            B.        Buy-Sell.

            Notwithstanding anything in part A above to the contrary, in the event the Initiating Member desires to sell all of its Membership Interest and the Company has only one other Member, the Initiating Member may elect to proceed under this part B in lieu of proceeding under part A above.

            The Initiating Member shall first notify the other Member in writing (the “Part B Notice”). Said Part B Notice shall contain an express statement that Initiating Member is proceeding under the provisions of this part B and shall set forth the aggregate dollar amount the Initiating Member would agree to accept on a sale of all of the Initiating Member’s Membership Interest (the “Designated Sales Amount”). Within twenty (20) business days of such Part B Notice, the other Member shall notify Initiating Member in writing (the “Part B Response Notice”) stating either that (i) such other Member wishes to purchase all of the Initiating Member’s Membership Interest at the Designated Sales Amount or (ii) such other Member wishes to sell all of its Membership Interest to Initiating Member at the Adjusted Designated Sales Amount (as hereinafter determined).  If no such Part B Response Notice is timely given, the other Member shall be deemed to have elected to sell all of its Membership Interest to the Initiating Member.  If the other Member elects that said other Member shall purchase the Membership Interest of the Initiating Member, the purchase price for said Membership Interest shall be the Designated Sales Amount.  Conversely, if the other Member elects, or is deemed to have elected to sell all of its Membership Interest to the Initiating Member, the purchase price for said Membership Interest shall be the Designated Sales Amount as adjusted pro rata to reflect the differing Sharing Ratios of the Initiating Member and the other Member (the “Adjusted Designated Sales Amount”).  In either event, closing on the sale of the Membership Interest shall occur within six (6) months of the date the Part B Response Notice was required to be given and the purchase price shall be payable in cash.  Within twenty (20) business days after an election has been made under this part B (whether deemed or otherwise), the acquiring Member shall deposit with the selling Member a non-refundable earnest money deposit in the amount of five percent (5%) of the estimated amount the selling member is entitled to receive under this part B, which amount shall be applied to the purchase price at closing; however, if the acquiring Member should thereafter fail to consummate the transaction, such amount shall be retained by the selling Member, free of all claims of the acquiring Member, but shall not constitute a waiver of any

Ex 10 -33

rights and remedies otherwise available to the selling Member because of a default by the acquiring Member.

            C.        General Procedures.

            Regardless of whether the parties proceed under part A above or part B above or under Sections 3 and 6 of Article XII above, at the closing on the sale of the Membership Interest, prorations shall be made the same as if the asset being sold was the Company’s Property.  The parties shall prorate income and expenses of the Property (as well as all other normal and customary prorations made in connection with the sale of real property) to the date of closing and make appropriate adjustments, and all Cash Equivalents shall be appropriately adjusted between the parties.  As used herein, “Cash Equivalents” shall mean cash, reserves, escrows and other deposits belonging to the Company.  No sales commission shall be payable by the Company or any Member on a sale of a Membership Interest to a Member.

ARTICLE XVII

ARBITRATION

            Following any applicable period of cure, grace or notice as may be set forth in this Agreement, including Article XV, Section 3, any controversy or claim arising out of or relating to this Agreement or the breach thereof, or the making of this Agreement, including claims of fraud in the inducement, shall be settled by binding arbitration.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

            Arbitration shall be held in either Minneapolis or St. Paul, Minnesota.  Within seven (7) days of the commencement of arbitration, each party shall select one (1) person to act as arbitrator, and the two (2) selected shall select a third arbitrator, to act as Chair, within seven (7) days of their appointment.  The Chair shall be a retired state or federal judge or an attorney who has practiced business litigation for at least ten (10) years.  If the arbitrators selected by the parties are unable or fail to agree upon a Chair within seven (7) days of their appointment, either party may request that the Chief Judge of the Hennepin County District Court designate the Chair.  The arbitration hearing will be conducted no later than sixty (60) days after the selection of the Chair, or such later time as the parties agree in writing, and the arbitrators shall render their decision within five (5) days after such hearing.  The decision of any two (2) of the arbitrators shall be the decision of the arbitrators.

            Arbitration will be conducted pursuant to the provisions of this Agreement, and the Commercial Arbitration Rules of the American Arbitration Association, unless such Rules are inconsistent with the provisions of this Agreement.  Limited civil discovery shall be permitted for the production of documents and taking of depositions.  Unresolved discovery disputes may be brought to the attention of the Chair of the arbitration panel and may be disposed of by the Chair of the panel.

            The arbitrators shall have the authority to award any remedy or relief that a court of this state could order or grant, including, without limitation, equitable remedies, rescission, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process; provided, however,

Ex 10 -34

that punitive or exemplary damages shall not be awarded by the arbitrators or by any court.  The arbitrators shall award to the prevailing party, if any, as determined by the arbitrators, all of its costs and fees, including the arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees and reasonable attorneys’ fees.

ARTICLE XVIII

MISCELLANEOUS PROVISIONS

            1.         Entire Agreement. Except as otherwise specifically provided herein, this Agreement represents the entire agreement among all the Members and between the Members and the Company.

            2.         No Partnership Intended for Nontax Purposes. The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership, nor do they intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

            3.         Rights of Creditors and Third Parties under Agreement. This Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, and their successors and assignees. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement, any Admission Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

            4.         Singular and Plural. All terms contained herein shall be construed, whenever the context so requires, so that the singular shall be construed as the plural and vice versa.

            5.         Notices. Except as otherwise provided in this Agreement, any notice, request, instruction or other document required or permitted to be given hereunder by any party to the other parties shall be in writing and shall be deemed to have been sufficiently given or served for all purposes if delivered personally, mailed by certified or registered mail, postage prepaid, return receipt requested or by national carrier (e.g., Federal Express), or transmitted by facsimile, addressed to the parties at their respective addresses and facsimile telephone numbers as follows:

If to IRET:	IRET Properties, a North Dakota Limited Partnership
Attention: General Counsel
12 South Main Street, Suite 100
PO Box 1988
Minot, ND 58702-1988
701-837-4738 telephone
701-838-7785 facsimile

       Ex 10 -35

            If to Steven Hoyt or Marisa Michelle Moe or Natalie Hoyt:

Attention: Steven B. Hoyt
Hoyt Properties, Inc.
708 South Third Street Suite 108
Minneapolis, Minnesota 55415
612-338-7787 telephone
612-338-7797 facsimile

Notice shall be deemed to have been received (a) upon receipt in the case of personal delivery; (b) two (2) days after being deposited in the case of a national courier; (c) three (3) business days after the date deposited in U.S. first-class certified or registered mail; and (d) the day of receipt evidenced by a facsimile confirmation statement in the case of transmittal by facsimile.  Each party hereto may request that written notices and other communications be sent to such other place and with such other copies as such party may designate as to itself by written notice to the other parties.

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 Ex 10 -36

            IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals on the date set forth beside its name.

Date: September _______, 2002	IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP By: IRET, Inc. Its: General Partner
__________________________________________ By: Thomas A Wentz Sr. Its: President

Date: September _______, 2002	__________________________________________ Steven B. Hoyt, individually
___________________________________________ Natalie Hoyt, individually
____________________________________________ Marisa Hoyt, individually, to be known as Marisa Michelle Moe subsequent to October 5, 2002

 Ex 10 -37

EXHIBIT A
LEGAL DESCRIPTION OF THE REAL PROPERTY
Legal Description

Dixon Avenue

PARCEL 1:
That part of Lot 1 in New Industry Incorporated (except the South 400 feet) and (also except the East 100 feet) and part of the West Half of the Southeast Quarter of Section 24, Township 79 North, Range 24 West of the Fifth Principal Meridian (except the West 55 feet) and (also except the North 25 feet) and (also except the East 235 feet) and (also except the South 1425 feet) all now included in and forming a part of the City of Des Moines, Iowa described as follows:  Beginning at a point that is 760 feet East and 25 feet South of the Center of said Section 24; thence South, normal to the north line of said Southeast Quarter of Section 24, 180 feet; thence Southwesterly to a point that is 1,105 feet south and 110 feet East of the center of said Section 24; thence West 55 feet to the East line of McDonald Avenue; thence South along the East line of McDonald Avenue, 272.92 feet to a point 450 feet North of the South line of said Lot 1; thence East 450 feet North of and parallel to the South line of said Lot 1, 300 feet; thence Northeasterly to a point that is 235 feet West and 375 feet South of the Northeast corner of said West Half of the Southeast Quarter of Section 24; thence North 235 feet West of and parallel to the East line of said West Half of the Southeast Quarter, 350 feet; thence West 317.2 feet to the point of beginning, in Polk County, Iowa.

PARCEL 2:
Beginning at a point on the East line of McDonald Avenue 400 feet North of the Southwest corner of said Lot 1; thence North along the East line of McDonald Avenue, 50 feet; thence East parallel to the South line of said Lot 1, 300 feet; thence Northeast to a point that is 235 feet West of and 375 feet South of the Northeast corner of said West Half of the Southeast Quarter of Section 24; thence South 235 feet West of and parallel to the East line of said West Half of the Southeast Quarter, 1055.6 feet, more or less, to the point of intersection with a line 400 feet north of and parallel to the south line of said Lot 1; thence West, 400 feet North of and parallel to the South line of said Lot 1, 1,023.7 feet, more or less, to the point of beginning, in Polk County, Iowa.

PARCEL 3:
That part of the West Half of the Southeast Quarter of Section 24, Township 79 North, Range 24 West of the Fifth Principal Meridian (except the West 55 feet) and (also except the North 25 feet) and (also except the East 235 feet) and (also except the South 1425 feet of said West Half of the Southeast Quarter) described as follows:  Beginning 25 feet South and 55 feet East of the center of said Section 24, said point being the intersection of the south line of Aurora Avenue with the East line of McDonald Avenue; thence South along the East line of McDonald Avenue, 1080 feet; thence North 89 degrees 38 minutes 20 seconds East, 55.0 feet; thence North 35 degrees 45 minutes 39 seconds East, 1,114.16 feet to the point of intersection with a line normal to the south line of Aurora Avenue through a point 705 feet East of the point of beginning; thence North 0 degrees 21 minutes 40 seconds West, 180 feet to the South line of Aurora Avenue; thence South 89 degrees 38 minutes 20 seconds West, along the South line of Aurora Avenue, 705 feet to the point of beginning, all now included in and forming a part of the City of Des Moines, All in Polk County, Iowa.

PARCEL 4:
Non-exclusive easements for vehicular and pedestrian access granted in the Declaration of Covenants and Easements dated March 29, 1994 and filed March 31, 1994 in Book 6989, page 830 in the records of Polk County, Iowa.

 Ex 10 -38

EXHIBIT A
LEGAL DESCRIPTION OF THE REAL PROPERTY

Brenwood

Lots 2, 4 and 5, Block 1, Brenwood Business Park, Hennepin County, Minnesota

Lot 3, Block 1, Brenwood Business Park, Hennepin County, Minnesota,

Together with a 30.00 foot perpetual easement for access purposes and a 42.00 foot perpetual easement for access purposes over, under and across a portion of Lot 4, Block 1, Brenwood Business Park, according to the recorded plat thereof, pursuant to warranty deed dated October 3, 1980, recorded October 9, 1980, as Document No. 4594610, and warranty deed dated December 23, 1981, recorded December 23, 1981, as Document No. 4692043.

And

Together with a perpetual easement for access purposes over, under and across the South 26.00 feet of the North 59.00 feet of Lot 2, Block 1, Brenwood Business Park, according to the recorded plat thereof, pursuant to warranty deed dated October 3, 1980, recorded October 9, 1980, as Document No. 4594610, and warranty deed dated December 23, 1981, recorded December 23, 1981, as Document 4692043.

 Ex 10 -39

EXHIBIT B

The application of this allocation formula is illustrated by the following hypothetical operating results for the Company for the first year when the cash allocation accounts are $5,100 for IRET and $4,900 for Hoyt and the Sharing Ratio is 51% for IRET and 49% for Hoyt.

Company Operates at:
Item Cash Flow	Profit	Break-even	Tax Loss

Rents, less expenses, w/o Depreciation	$1,000	$100	($500)
Less Mtge Principal Payment	$ (50)	$(50)	($ 50)
	$ 950	$ 50	=$550

Cash Distributions:
- IRET (13% of $5,100)	$ 663	$ 50	-0-
- Hoyt (13% of $4,900)	$ 287 (1)	$ -0-	-0-
	$ 950	$ 50	-0-

1)  For Hoyt $350 is not distributed since the Net Cash Flow is not sufficient to pay the entire 13% due to Hoyt.  This amount is then allocated to the Hoyt Cash Allocation Account.

Taxable Income:
- Net Profit without Depreciation	$1,000	$ 100	$ (500)
- Less Depreciation	$- 100	$- 100	$ (100)
	$ 900	$ -0-	$ (600)

Allocation of Taxable Income:
- IRET	$ 663	$ 50	$ (306)
- Hoyt	$ 237	$ (50)	$ (294)
	$ 900 (1)	$ -0- (2)	$ (600) (3)

1)     Taxable income is allocated first to cover actual cash distributions to members.

2)     To the extent a member receives a cash distribution, that member will be allocated taxable income (in this case, $50 is allocated to IRET).  The resulting tax loss here-$50) is then allocated to the member (Hoyt) holding the subordinated claim to cash distributions.

3)     Where no cash is distributed, the tax loss is allocated pro-rata on the basis of the members’ Cash Allocation Accounts.

Ex 10 - 40